SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILES PURSUANT TO
             RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)



                      InterNAP Network Services Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, Par Value $0.001 per Share
--------------------------------------------------------------------------------
                         (Title Of Class of Securities)


                                   45885A 10 2
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                               September 28, 1999
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

 [ ]  Rule 13d-1(b)
 [X]  Rule 13d-1(c)
 [ ]  Rule 13d-1(d)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13G

CUSIP NO. 45885A 10 2                                  Page 2 of 13 Pages

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Stanley Dean Witter & Co.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                                        (a) [ ]
                                                                        (b) [ ]

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                   5   SOLE VOTING POWER
           NUMBER OF                      None
             SHARES
          BENEFICIALLY             6   SHARED VOTING POWER
            OWNED BY                      9,259,259
              EACH
           REPORTING               7   SOLE DISPOSITIVE POWER
             PERSON                        None
              WITH
                                   8   SHARED DISPOSITIVE POWER
                                          9,259,259

    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
             9,259,259

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             16.4%

   12    TYPE OF REPORTING PERSON*
             HC, CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 45885A 10 2                                  Page 3 of 13 Pages

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Stanley Venture Capital III, Inc.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                                        (a) [ ]
                                                                        (b) [ ]

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                   5   SOLE VOTING POWER
          NUMBER OF                      None
           SHARES
        BENEFICIALLY               6   SHARED VOTING POWER
          OWNED BY                       9,259,259
            EACH
          REPORTING                7   SOLE DISPOSITIVE POWER
            PERSON                       None
            WITH
                                   8   SHARED DISPOSITIVE POWER
                                         9,259,259

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            9,259,259

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            16.4%

   12    TYPE OF REPORTING PERSON*
            CO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 45885A 10 2                                  Page 4 of 13 Pages

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Stanley Venture Capital III, L.L.C.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                                        (a) [ ]
                                                                        (b) [ ]

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                   5   SOLE VOTING POWER
          NUMBER OF                      None
           SHARES
        BENEFICIALLY               6   SHARED VOTING POWER
          OWNED BY                       9,259,259
            EACH
          REPORTING                7   SOLE DISPOSITIVE POWER
            PERSON                       None
            WITH
                                   8   SHARED DISPOSITIVE POWER
                                         9,259,259

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            9,259,259

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
           16.4%

   12    TYPE OF REPORTING PERSON*
           OO, IA

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 45885A 10 2                                  Page 5 of 13 Pages

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Stanley Venture Investors III, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                                        (a) [ ]
                                                                        (b) [ ]

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                   5   SOLE VOTING POWER
          NUMBER OF                      780,000
           SHARES
        BENEFICIALLY               6   SHARED VOTING POWER
          OWNED BY                       0
            EACH
          REPORTING                7   SOLE DISPOSITIVE POWER
            PERSON                       780,000
            WITH
                                   8   SHARED DISPOSITIVE POWER
                                         0

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            780,000

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            Less than 1%

   12    TYPE OF REPORTING PERSON*
            PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 45885A 10 2                                  Page 6 of 13 Pages

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                                        (a) [ ]
                                                                        (b) [ ]

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                   5   SOLE VOTING POWER
          NUMBER OF                      355,417
           SHARES
        BENEFICIALLY               6   SHARED VOTING POWER
          OWNED BY                       0
            EACH
          REPORTING                7   SOLE DISPOSITIVE POWER
            PERSON                       355,417
            WITH
                                   8   SHARED DISPOSITIVE POWER
                                         0

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            355,417

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            Less than 1%

   12    TYPE OF REPORTING PERSON*
            PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G

CUSIP NO. 45885A 10 2                                  Page 7 of 13 Pages

    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Morgan Stanley Venture Partners III, L.P.

    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing
                                                                        (a) [ ]
                                                                        (b) [ ]

    3    SEC USE ONLY

    4    CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                   5   SOLE VOTING POWER
          NUMBER OF                      8,123,842
           SHARES
        BENEFICIALLY               6   SHARED VOTING POWER
          OWNED BY                       0
            EACH
          REPORTING                7   SOLE DISPOSITIVE POWER
            PERSON                       8,123,842
            WITH
                                   8   SHARED DISPOSITIVE POWER
                                         0

    9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            8,123,842

   10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                    [ ]


   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            14.4%

   12    TYPE OF REPORTING PERSON*
            PN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1 (a)    Name of Issuer:

              InterNAP Network Services Corporation (the "Issuer")

Item 1 (b)    Address of Issuer's Principal Executive Offices:

              601 Union Street
              Suite 1000
              Seattle, WA  98101

Item 2 (a)    Names of Persons Filing:

              Morgan Stanley Dean Witter & Co. ("MSDW")
              Morgan Stanley Venture Capital III, L.L.C. ("MSVC LLC") Morgan Stanley Venture Capital III, Inc. ("MSVCI")
              Morgan Stanley Venture Investors III, L.P. ("MSVI")
              The Morgan Stanley Venture Partners Entrepreneur Fund, L.P.
                 ("MSVPEF")
              Morgan Stanley Venture Partners III, L.P. ("MSVP III", and,
                 together with
              MSVI and MSVPEF, the "Funds")

Item 2 (b)    Address of Principal Business Office, or, if None, Residence:

              For MSDW:

              1585 Broadway
              New York, NY 10036

              For each of the other persons named in Item 2(a):

              1221 Avenue of the Americas
              New York, NY 10020

Item 2 (c)    Citizenship:

              See Item 4 of Cover Pages

Item 2 (d)    Title of Class of Securities:

              Common Stock , Par Value $0.001 per Share

Item 2 (e)    CUSIP Number:

              45885A 10 2

Item 3 If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)  [ ]      Broker of dealer registered under Section 15 of the Exchange Act.

(b)           Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)  [ ]      Insurance company as defined in Section 3(a)(19) of the
              Exchange Act.

(d)  [ ]      Investment company registered under Section 8 of the Investment
              Company Act.

(e)  [ ]      An investment adviser in accordance with Rule 13d- 1(b)(1)(ii)(E);

(f)  [ ]      An employee benefit plan or endowment fund in accordance with Rule
              13d-1(b)(1)(ii)(F);

(g)  [ ]      A parent holding company or control person in accordance with Rule
              13d-1(b)(1)(ii)(G);

(h)  [ ]      A savings association as defined in Section 3(b) of the Federal
              Deposit Insurance Act;

(i)  [ ]      A church plan that is excluded from the definition of an
              investment company under Section 3(c)(14) of the Investment
              Company Act;

(j)  [ ]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4        Ownership

        (a)   Amount Beneficially Owned:  See Item 9 of Cover Pages.

              MSDW is the sole shareholder of MSVCI, the institutional managing member of MSVC LLC, the General Partner of the Funds. As General Partner of the Funds, MSVC LLC has the shared power, on behalf of the Funds, to vote or direct the vote and to dispose or direct the disposition of all of the 9,259,259 shares of Common Stock of the Funds. As the institutional managing member of MSVC LLC, MSVCI shares, together with the remaining managing members, the power to direct the actions of MSVC LLC and thereby shares in the power to vote or direct the vote and to dispose or direct the disposition of all of the 9,259,259 shares of Common Stock held by the Funds. Pursuant to Rule 13d-4 under the Act, each of MSDW, MSVC LLC and MSVCI disclaims beneficial ownership of the securities of the Issuer referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that any of MSDW, MSVC LLC or MSVCI is, for the purposes of Section 13(d) or 13(g) of the Act, the beneficial owner of any securities of the Issuer covered by this statement.

        (b)   Percent of Class:

              See Item 11 of Cover Pages

        (c)   Number of shares as to which such person has:

              (i)   sole power to vote or to direct the vote:

                              See Item 5 of Cover Pages

              (ii)  shared power to vote or to direct the vote:

                              See Item 6 of Cover Pages

              (iii) sole power to dispose or to direct the disposition of:

                              See Item 7 of Cover Pages

              (iv)  shared power to dispose or to direct the disposition of:

                              See Item 8 of Cover Pages

Item 5        Ownership of Five Percent or Less of a Class.

              Not Applicable

Item 6        Ownership of More than Five Percent on Behalf of Another Person.

              Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

              Not Applicable

Item 8        Identification and Classification of Members of the Group.

              Not Applicable

Item 9        Notice of Dissolution of Group.

              Not Applicable

Item 10       Certification.

        By signing below each of the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of the securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  September 28, 1999        MORGAN STANLEY DEAN WITTER & CO.

                                 /s/ Stephanie Holmes
                                 ----------------------------------------
                                 Name:  Stephanie Holmes
                                 Title: Authorized Signatory



                                 MORGAN STANLEY VENTURE CAPITAL III, L.L.C.

                                 By: Morgan Stanley Venture Capital III, Inc.,
                                     its Institutional Managing Member

                                     /s/ Stephanie Holmes
                                     ------------------------------------
                                     Name:  Stephanie Holmes
                                     Title: Vice President and Assistant
                                              Secretary



                                 MORGAN STANLEY VENTURE CAPITAL III, INC.

                                 /s/ Stephanie Holmes
                                     ----------------------------------
                                 Name:  Stephanie Holmes
                                 Title: Vice President and Assistant Secretary




                                 MORGAN STANLEY VENTURE PARTNERS III, L.P.

                                 By: Morgan Stanley Venture Capital III, L.L.C.,
                                     its General Partner

                                 By: Morgan Stanley Venture Capital III, Inc.,
                                     Institutional Managing Member of the
                                     General Partner

                                     /s/ Stephanie Holmes
                                     ----------------------------------
                                     Name:  Stephanie Holmes
                                     Title: Vice President and Assistant
                                              Secretary

                                 MORGAN STANLEY VENTURE PARTNERS
                                 ENTREPRENEUR FUND, L.P.

                                 By: Morgan Stanley Venture Capital III, L.L.C.,
                                     its General Partner

                                 By: Morgan Stanley Venture Capital III, Inc.,
                                     Institutional Managing Member of the
                                     General Partner

                                     /s/ Stephanie Holmes
                                     ----------------------------------
                                     Name:  Stephanie Holmes
                                     Title: Vice President and Assistant
                                              Secretary



                                 MORGAN STANLEY VENTURE INVESTORS III, L.P.

                                 By: Morgan Stanley Venture Capital III, L.L.C.,
                                     its General Partner

                                 By: Morgan Stanley Venture Capital III, Inc.,
                                     Institutional Managing Member of the
                                     General Partner

                                     /s/ Stephanie Holmes
                                     ----------------------------------
                                     Name:  Stephanie Holmes
                                     Title: Vice President and Assistant
                                              Secretary